EXHIBIT 99.1

IntercontinentalExchange
Media and Investor Contact:
Kelly Loeffler
+ 1 770 857 4726
kelly.loeffler@theice.com

NASDAQ OMX
Media:	Investor:
Frank De Maria	Vincent Palmiere
+1 212 231 5183	+1 301 978 5242
frank.demaria@nasdaqomx.com	vincent.palmiere@nasdaqomx.com

NASDAQ OMX and IntercontinentalExchange Withdraw their Proposal to

Acquire NYSE Euronext

NEW YORK and ATLANTA, May 16, 2011 /PRNewswire/ — The NASDAQ OMX Group, Inc. (NDAQ) and IntercontinentalExchange (ICE) today announced that following discussions with the Antitrust Division of the U.S. Department of Justice, they are withdrawing the joint proposal they made in April, 2011 to acquire NYSE Euronext and will not commence the exchange offer to acquire all of the outstanding shares of NYSE Euronext.

(Logo: http://photos.prnewswire.com/prnh/20090727/CL51999LOGO )

NASDAQ OMX CEO Bob Greifeld said: “We took the decision to withdraw our offer when it became clear that we would not be successful in securing regulatory approval for our proposal despite offering a variety of substantial remedies, including the sale of the NYSE SRO and related businesses. We saw a unique opportunity to create more value for stockholders and strengthen the U.S. as a center for capital formation amid an ongoing shift of these vital activities and jobs outside of our country.

“NASDAQ OMX has demonstrated an ability to outperform, whether the comparison is against all other equity exchanges today, or even against the largest derivatives exchanges. We have achieved outstanding earnings growth over the last few years and are confident that our global model features a healthy mix of product diversification and will continue to thrive based on our efficiency and ability to innovate.

“We wish to thank our many customers and shareholders who supported our proposal and acknowledge the efforts of the Antitrust Division in expediting their review of our Joint Proposal. We have said from the beginning that NYSE Euronext shareholders should not be forced to vote on their combination with Deutsche Boerse while antitrust concerns continued to exist in both the U.S. and the EU. While we are surprised and disappointed in the Antitrust Division’s conclusion, some of the uncertainty, at least as it relates to our Joint Proposal, has been resolved.”

ICE Chairman and CEO Jeffrey C. Sprecher said: “We appreciate the strong support of our investors as we made an opportunistic and disciplined move to pursue an attractive combination that would preserve competition in the European derivatives markets. We will maintain our strong focus on the many initiatives we have underway to continue our track record of delivering industry-leading growth and returns for our customers and stockholders. Amid this transaction, we announced the formation of our

Brazilian energy market partnership known as BRIX, the launch of 68 new products, and we reported the best quarter in the company’s history.

“I also want to acknowledge the consideration shown by NYSE Euronext stockholders for our joint proposal, which was undertaken with seriousness and a concern for the evolving global market structure. We will continue to seek opportunities that benefit our customers and stockholders, and that leverage our unique global market infrastructure in commodities, derivatives and clearing.”

Additional Details

Other supporting information related to this proposal are available on http://www.nasdaq.com/deal and http://ir.theice.com.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

About IntercontinentalExchange

IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, ICE, ICE and block design, ICE Futures Europe and ICE Clear Europe. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements regarding the businesses of NASDAQ OMX and ICE that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. NASDAQ OMX and ICE caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about future growth, financial condition and results of operations, (ii) statements regarding future strategic or business plans, and (iii) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s and ICE’s control. These factors include, but are not limited to, NASDAQ OMX’s and ICE’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in each of NASDAQ OMX’s and ICE’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including (i) NASDAQ OMX’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on NASDAQ OMX’s website at http://nasdaqomx.com and (ii) ICE’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on ICE’s website at http://theice.com. NASDAQ OMX’s and ICE’s filings are also available on the SEC website at www.sec.gov. NASDAQ OMX and ICE undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ICE-CORP

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